Exhibit 99.1

On April 29, 2010, Sara E. Moss sold 25,000 shares of Class A Common Stock at an average sale price of $66.6762. The information regarding the shares sold that day at each price per share appears in the two columns below:

1,900 	$66.3974
2,300 	$66.4078
  300 	$66.4200
1,800 	$66.4414
  900 	$66.4900
  400 	$66.4950
  846 	$66.4956
  200 	$66.5300
1,117 	$66.5664
3,200 	$66.5971
1,583 	$66.6500
  300 	$66.7333
  400 	$66.7650
1,100 	$66.7709
  500 	$66.8020
  200 	$66.8200
  600 	$66.8300
1,100 	$66.8636
  100 	$66.8800
  900 	$66.8989
  300 	$66.9467
1,054 	$66.9676
  704 	$66.9848
  800 	$66.9900
  900 	$67.0000
  600 	$67.0400
  200 	$67.0500
  496 	$67.0700
  100 	$67.0800
  100 	$67.0900